ITEM 77D/77Q1(B) - POLICIES WITH RESPECT TO SECURITIES INVESTMENTS:

Columbia Funds Variable Series Trust II

Variable Portfolio – Loomis Sayles Growth Fund

Effective March 21, 2014, the Fund made certain changes to its principal investment strategies in connection with the change to the subadviser to the Fund. These changes included, among other things, the equity securities in which the Fund invests primarily will have market capitalizations in the range of companies in the Russell 1000 Growth Index at the time of purchase. Such revised policies are described in a supplement, dated January 24, 2014, to the Fund’s prospectus filed with the Securities and Exchange Commission on January 24, 2014 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-14-019613), which is hereby incorporated by reference as part of the response to Items 77D and 77Q1 of Form N-SAR.

Columbia VP - Select Large-Cap Value Fund

Effective May 1, 2014, the Fund made certain changes to its principal investment strategies.

The Fund changed its 80% policy from “Under normal market conditions, at least 80% of the Fund’s net assets (including the amount of any borrowings for investment purposes) are invested in equity securities of companies with a market capitalization greater than $5 billion at the time of purchase by the Fund.” to “Under normal circumstances, at least 80% of the Fund’s net assets (including the amount of any borrowings for investment purposes) are invested in equity securities of large capitalization issuers.”

Such revised policies are described in an amendment to the registration statement of Columbia Funds Variable Series Trust II filed with the Securities and Exchange Commission on April 29, 2014 pursuant to Rule 485(b) under the Securities Act of 1933 (Accession No. 0001193125-14-166684), which is hereby incorporated herein by reference.

Columbia VP - Select Smaller-Cap Value Fund

Effective May 1, 2014, the Fund made certain changes to its principal investment strategies.

The Fund changed its 80% policy from “Under normal market conditions, at least 80% of the Fund’s net assets (including the amount of any borrowings for investment purposes) are invested in equity securities of companies with market capitalizations of up to $2 billion or that fall within the range of the Russell 2000® Index (the Index) at the time of purchase by the Fund.” to “Under normal circumstances, the Fund invests at least 80% of its net assets (including the amount of any borrowings for investment purposes) in equity securities of smaller capitalization issuers.”

Such revised policies are described in an amendment to the registration statement of Columbia Funds Variable Series Trust II filed with the Securities and Exchange Commission on April 29, 2014 pursuant to Rule 485(b) under the Securities Act of 1933 (Accession No. 0001193125-14-166684), which is hereby incorporated herein by reference.

Variable Portfolio – TCW Core Plus Bond Fund (formerly known as Variable Portfolio - PIMCO Mortgage-Backed Securities Fund)

Effective on March 21, 2014, the Fund made certain changes to its principal investment strategies in connection with a fund name change and TCW Investment Management Company assuming day-to-day management responsibilities as the Fund’s subadviser. Under normal market conditions, the Fund invests at least 80% of its net assets (including the amount of any borrowings for investment purposes) in bonds and other debt securities, including debt securities issued by the U.S. Government, its agencies, instrumentalities or sponsored corporations, debt securities issued by corporations, mortgage- and other asset-backed securities and dollar-denominated securities issued by foreign governments, companies or other entities and bank loans and other obligations. The Fund invests at least 60% of its net assets in debt securities that, at the time of purchase, are rated in at least one of the three highest rating categories or are unrated securities determined to be of comparable quality. The Fund may invest up to 20% of its net assets in securities that, at the time of purchase, are rated below investment grade or are unrated but determined to be of comparable quality. Up to 25% of the Fund’s net assets may be invested in foreign investments, which may include investments in non-U.S. dollar denominated securities, as well as investments in emerging markets securities. In connection with its strategy relating to foreign investments, the Fund may buy or sell foreign currencies in lieu of or in addition to non-dollar denominated fixed-income securities in order to increase or decrease its exposure to foreign interest rate and/or currency markets. The Fund may invest in derivatives, including futures contracts (including currency, fixed income, index and interest rate futures), forward foreign currency contracts, forward rate agreements, options (including options on currencies, interest rates and swap agreements, which are commonly referred to as swaptions), swap contracts (including swaps on fixed income futures and credit default, cross-currency, and interest rate swaps) and other derivative instruments, including instruments commonly known as mortgage derivatives, such as inverse floaters, To Be Announced (TBA) securities, and interest-only (IO), principal-only (PO), inverse IO and tiered index bonds. The Fund also may invest in private placements. The revised principal investment strategies are described in a supplement, dated January 21, 2014 to the Fund’s prospectus filed with the Securities and Exchange Commission on January 21, 2014 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-14-015907), which is hereby incorporated herein by reference as part of the response to Items 77D and 77Q1 of Form N-SAR.